Exhibit (d)(4)

SUPPLEMENT TO

INVESTMENT MANAGEMENT AGREEMENT

PIMCO ETF Trust

840 Newport Center Drive

Newport Beach, California 92660

August 17, 2010

Pacific Investment Management Company LLC

840 Newport Center Drive

Newport Beach, California 92660

Dear Sirs:

As provided in the Investment Management Agreement between PIMCO ETF Trust (the “Trust”) and Pacific Investment Management Company LLC (“PIMCO”), dated April 24, 2009 (the “Agreement”), the parties may amend the Agreement to add additional series of the Trust, under the same terms and conditions as set forth in the Agreement, and at a fee rate set forth in Schedule A to the Agreement, as may be amended from time to time.

The Trust and PIMCO hereby agree to amend the Agreement as of the date hereof to add the Funds to Schedule A. The current Schedule A is replaced with the new Schedule A attached hereto.

The Certificate of Trust, a copy of which is on file in the Office of the Secretary of State of Delaware, provides that the name “PIMCO ETF Trust” refers to the trustees under the Certificate of Trust collectively as trustees and not as individuals or personally, and that no shareholder, trustee, officer, employee or agent of the Trust shall be subject to claims against or obligations of the Trust to any extent whatsoever, but that the Trust estate only shall be liable.

Schedule A

Schedule to Investment Management Agreement

PIMCO ETF Trust

As of August 17, 2010

Investment Management Fee Rates (%)

Fund	Fee#

PIMCO 0-1 Year U.S. Treasury Index Fund	0.15
PIMCO 1-3 Year U.S. Treasury Index Fund	0.15
PIMCO 1-5 Year High Yield Corporate Bond Index Fund	0.55
PIMCO 1-5 Year U.S. TIPS Index Fund	0.20
PIMCO 3-7 Year U.S. Treasury Index Fund	0.15
PIMCO 7-15 Year U.S. Treasury Index Fund	0.15
PIMCO 15+ Year U.S. TIPS Index Fund	0.20
PIMCO Broad U.S. Treasury Index Fund	0.15
PIMCO 25+ Year Zero Coupon U.S. Treasury Index Fund	0.15
PIMCO Banking Sector Corporate Bond Index Fund	0.40
PIMCO Broad U.S. TIPS Index Fund	0.20
PIMCO Build America Bond Strategy Fund	0.45
PIMCO Enhanced Short Maturity Strategy Fund	0.35
PIMCO Government Limited Maturity Strategy Fund	0.25
PIMCO High Yield Corporate Bond Index Fund	0.55
PIMCO Intermediate Municipal Bond Strategy Fund	0.35
PIMCO Investment Grade Corporate Bond Index Fund	0.20
PIMCO Prime Limited Maturity Strategy Fund	0.25
PIMCO Short Term Municipal Bond Strategy Fund	0.35

#

Each Fund may invest in shares of PIMCO Funds: Private Account Portfolio Series Short-Term Floating NAV Portfolio, a series of PIMCO Funds (“PAPS Short-Term Floating NAV Portfolio”). PAPS Short-Term Floating NAV Portfolio is offered only to series of the Trust (each an “Investing Fund”) or other series of registered investment companies for which PIMCO serves as investment adviser. PAPS Short-Term Floating NAV Portfolio does not pay an investment advisory fee to PIMCO. By investing in the PAPS Short-Term Floating NAV Portfolio, each Investing Fund agrees that 0.01% of the fee that each Investing Fund is currently obligated to pay PIMCO as indicated on this Schedule A, will be designated as compensation for the investment advisory services PIMCO provides to PAPS Short-Term Floating NAV Portfolio under its investment advisory contract with PIMCO.

If the foregoing correctly sets forth the Agreement between the Trust and PIMCO, please so indicate by signing, dating and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO ETF TRUST

By:	/s/ Peter G. Strelow
Title:	Vice President

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Brent R. Harris
Title:	Managing Director

PIMCO FUNDS, on behalf of its series Private Account Portfolio Series: Short-Term Floating NAV Portfolio

By:	/s/ Peter G. Strelow
Title:	Vice President

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